Exhibit 99.(2)(k)(2)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the ___ day of July 2026 (the “Effective Date”), by and between Schroders Capital Private Opportunities Fund, a statutory trust incorporated/formed under the laws of Delaware (the “Trust”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, the Trust is a continuously offered closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Trust on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Administrator hereby agree as follows:

SECTION 1          DEFINITIONS

1.01	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02	“Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03	“Aggregated Data” refers to aggregated, de-identified and statistical data captured by the Administrator from the performance and operation of the System and Services, including, without limitation, the number of records or accounts in a System, the number and types of transactions processed, the number and types of reports run, the length of time needed for the system to process requests, and system configurations such as hardware, operating systems, internet service providers and mobile networks used by customers to access the Services.

1.04	“Agreement” shall have the meaning given to such term in the preamble set forth above.

1.05	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.06	“Conversion” means the processes and activities required to transfer the books and records of the Trust from the Trust or its prior administrator, import the Trust’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.07	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.08	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.09	“Gross Negligence” means a conscious, voluntary act or omission in reckless disregard of a legal duty and the rights of, or consequences to, others, and not merely a lack of due care.

1.10	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

1.11	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.12	“Interest” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Trust.

1.13	“Investment Adviser” means Schroder Investment Management North America Inc.

1.14	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of Trust.

1.15	“Live Date” means the date on which the Trust is converted onto the Administrator’s system and the Administrator begins calculating the Trust’s official net asset values (“NAV”).

1.16	“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in the Trust.

1.17	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust, or other legal entity.

1.18	“Personal Data” means information identifying, relating to, or describing an identifiable natural person.

1.19	“Personal Data Breach” means the accidental or unlawful destruction, loss, alteration, corruption, unauthorized disclosure of, or access to Personal Data transmitted, stored or otherwise processed by or on behalf of the Administrator.

1.20	“Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.

1.21	“Proprietary Information” shall have the meaning given to such term in Section 13.01 of this Agreement.

1.22	“Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.23	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.24	“Regulations” shall have the meaning given to such term in Section 13.12 of this Agreement.

1.25	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.26	“Third Party System” shall mean any information technology system, electronic platform, data portal or website operated by the Trust or by a third party through which Administrator is instructed by or on behalf of the Trust to access, transmit or receive Trust Data or otherwise use in the delivery of its Services.

1.27	“Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

1.28	“Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of Trust or any advertising, marketing, shareholder communication, or promotional material generated by Trust or its Investment Adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.29	“Tender Offer” means any repurchase offer made by the Trust to its shareholders from time to time in accordance with applicable law and the Trust Materials.

1.30	“Web Access” shall have the meaning given to such term in Section 13.01 of this Agreement.

SECTION 2          APPOINTMENT AND CONTROL

2.01	Services. The Trust hereby appoints the Administrator to be, and the Administrator agrees to act as the administrative agent of the Trust for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule I, which may be amended from time to time in writing by the parties (“Services”).

2.02	Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Trust shall be subject to the overall direction and control of the Trust or any Trust Authorized Person (including, without limitation, the Investment Adviser and the board of directors of the Trust); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable prospectus, all applicable resolutions and/or directives of the Trust’s board of directors of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that the Trust desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, the Trust shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and compensate the Administrator in connection therewith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Trust and (ii) shall not provide any investment advisory services to the Trust, and shall have no liability related to the foregoing.

2.03	Third Parties; Affiliates. The Administrator may upon prior written notice to the Trust, delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Trust for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. The Trust acknowledges that upon notice to the Trust, during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America. The Administrator shall exercise reasonable skill and care in the selection and appointment of any such third party or affiliate, and in monitoring the ongoing suitability of such third parties or affiliates to perform the relevant functions delegated to it.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

2.04	Trust Data. The Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Trust pursuant to this Agreement, including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Trust’s Investments as approved by the Trust’s auditors, (iv) the terms of any agreement between the Trust or the Investment Adviser and an investor regarding any dividend reinvestment, fee arrangement, access to portfolio information or any other arrangement that may impact or affect the Services, (v) trade and settlement information from prime brokers and custodians, or other service providers to the Trust, (vii) information or instructions provided to the Administrator via the Web Access, and (viii) data relating to Interests or prospective shareholders (collectively, “Trust Data”). All Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. The Trust shall have an ongoing obligation to promptly update all Trust Data so that such information remains complete and accurate. All Trust Data shall be prepared and maintained, by or on behalf of the Trust, in accordance with applicable law, the Trust Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Trust Data and shall have no liability for any loss, damage or expense incurred by the Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to Trust Data that is not timely, current, complete and accurate.

2.05	Conversion Plan. Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of the Trust onto the Administrator’s system.

SECTION 3          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE Trust

3.01	The Trust represents and warrants that:

3.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.	it is not a party to any, and there are no, pending or to its knowledge threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which are expected to, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.	no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any other relevant regulatory or law enforcement agencies, as applicable to the Trust.

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3.01.04.	it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, would materially and adversely affect, its business or financial condition;

3.01.05.	it has obtained or will obtain all required consents, has given or will give all required notices (regulatory or otherwise), and has made or will make all required regulatory filings and is in compliance with all applicable laws and regulations;

3.01.06.	it has a valid engagement with an independent auditor, custodian and broker and will provide additional information regarding such service providers, including information regarding the terms of its agreements with such service providers, upon request;

3.01.07.	if necessary, any shareholder approval of this Agreement has been obtained;

3.01.08.	it has notified the Administrator of any and all separate agreements between the Trust and any third party that could have an impact on the Administrator performance of its obligations pursuant to this Agreement;

3.01.09.	it has disclosed the terms of any agreement between the Trust or the Investment Adviser and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services; and

3.02	The Trust covenants and agrees that:

3.02.01.	upon request, it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)	Copies of the following documents:

(1)	the Trust’s current Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(2)	The Trust's current bylaws and any amendments thereto; and

(3)	Copies of resolutions of the board of directors covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct the Administrator.

(b)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters ( each an, “Authorized Person”).

(c)	Copies of all Trust Materials, including the current prospectus and statement of additional information for the Trust.

(d)	A list of all issuers the Trust is restricted from purchasing.

(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) of Trust that are broker-dealers.

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(f)	The identity of the Trust’s auditors along with contact information.

(g)	The expense budget for the Trust for the current fiscal year.

(h)	A list of contact persons (primary, backup and secondary backup) of the Trust’s Investment Adviser and, if applicable, sub-adviser, who can be reached until 5:00 p.m. ET with respect to valuation matters.

(i)	Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

The Trust shall promptly provide the Administrator with notice of any material updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.	it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Administrator with all Trust Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.	it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.	it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.	any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing, or which is required by applicable law or regulation;

3.02.06.	it shall be solely responsible for its compliance with applicable investment policies, the Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to its own non-compliance with the Trust Materials, and applicable policies, laws and regulations governing such Trust, its activities or the duties, actions or omissions of the Investment Adviser; and

3.02.07.	it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4          REPRESENTATIONS, WARRANTIES and covenants OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

4.01.02.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.02	The Administrator covenants and agrees that:

4.02.01.	it shall comply with all federal and state laws, rules and regulations applicable to it, and to the extent it is given prior opportunity to review and approve the same, it will use good faith efforts to comply in all material respects with any applicable procedures adopted by the Trust, and with the provisions of the Trust’s Organizational Documents and Trust Materials.

4.02.02.	it will make available to the Trust, upon reasonable request in the ordinary course of business, such books and records of the Trust that are maintained under this Agreement and reasonably available for review, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

SECTION 5          LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01	THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S BAD FAITH, FRAUD, GROSS NEGLIGENCE (AS DEFINED HEREIN), WILLFUL OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE ADMINISTRATOR’S AGGREGATE LIABILITY TO THE TRUST WILL BE LIMITED TO MONETARY DAMAGES NOT TO EXCEED THE GREATER OF (X) THE AMOUNT OF FEES PAID HEREUNDER DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM TO OCCUR, AND (Y) ONE HUNDRED AND FIFTY THOUSAND DOLLARS. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Trust or either of its respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Trust Data, to the extent contemplated by Section 2.04. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself.

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5.02	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER SUCH OTHER PARTY IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.03	The Administrator may, from time to time, at the written request of, or with the prior written approval of the Trust, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”). The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Trust’s internal use, and as an aid in connection with the receipt of the Services. The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Trust’s investors, however the Trust shall not distribute any Special Third Party Services to other third parties.

5.04	THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.05	The Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator reasonably believes is genuine and signed by an Authorized Person of the Trust; (ii) any violation by the Trust or any agent of the Trust of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Trust Materials; (iv) any breach by the Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Trust in material breach of this Agreement; (vi) any pricing error caused by the failure of the Trust’s Investment Adviser to provide a trade ticket or for incorrect information included by the Investment Adviser in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with Regulations, including but not limited to, returning an investor’s Investment or restricting the payment of proceeds;. Provided that this indemnification shall not apply to the extent any such loss, damage or expense is caused by or arises from the Administrator’s negligence, bad faith, fraud, Gross Negligence, willful or criminal conduct, or material breach in the performance of the Services under this Agreement.

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5.06	The Administrator may apply to the Trust, the Investment Adviser or any other Authorized Person acting on the Trust’s behalf at any time for instructions and may consult counsel for the Trust or the Investment Adviser or with accountants, counsel and other experts with known industry experience with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of written notice thereof.

5.07	The Administrator shall have no liability for the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services, excluding any third parties who have been delegated or subcontracted by the Administrator to perform services hereunder, as provided for in Section 2.

5.08	The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of shares. Further, the Trust assumes full responsibility for the preparation, contents and distribution of its Trust Materials and its compliance with any applicable laws, rules, and regulations.

5.09	The indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. If in any case the Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.10	The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party's written consent.

5.11	THE TRUST AND THE ADMINISTRATOR HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

5.12	The provisions of this Section 5 shall survive the termination of this Agreement.

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SECTION 6          VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, Investment Advisers (including, without limitation, the Investment Adviser) in which the Trust invests, if applicable, or any third-party pricing services reasonably selected by the Administrator, the Trust’s Investment Adviser or the Trust (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary in the performance of the Services. The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Trust’s Investment Adviser. In the event that the Trust’s Investment Adviser does not provide a timely value, the Administrator shall have the right to use the prior month’s valuation in its calculation of the current month’s NAV, and the Administrator shall have no liability and shall be indemnified by the Trust in connection with such action. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source. The Administrator shall comply with the Trust’s current valuation procedures described in the Trust Materials. The Trust shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7          Allocation of Charges and Expenses

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02	Trust Expenses. The Trust assumes and shall pay or cause to be paid all expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation and Tender Offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by the Trust; any expense, if applicable, incurred to reprint the Trust documents identifying the Administrator (along with its address and telephone number) as the Trust’s new administrator; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of directors; the costs of directors’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Trust. The Trust shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses (excluding, for the avoidance of doubt, the Administrator’s overhead costs or expenses) incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties. Upon request of the Trust, the Administrator shall provide reasonable supporting documentation of such expenses.

SECTION 8          COMPENSATION

8.01	Fees. The Trust shall pay to the Administrator compensation for the services performed by the Administrator pursuant to this Agreement, its pro-rata portion of the fees set forth in the written fee schedule annexed hereto as Schedule II and incorporated herein. The Trust shall have no right of set-off. The fees set forth herein are determined based on the characteristics of the Trust as of the Effective Date. Any material change to the characteristics of the Trust may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith. The Trust shall pay the Administrator’s fees upon mutual agreement among the parties hereto as to the invoiced amount, or if no good faith question exists as to the amount of fees payable, within thirty (30) days of receipt of the associated invoice. The Trust shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Administrator is hereby authorized to, and may, at its option, automatically debit its fees due from the Trust’s portfolio account(s). If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule II. The Trust agrees to pay interest on all amounts past due pursuant to the terms hereof in an amount equal to the lesser of the maximum amount permitted by applicable law or the monthly rate of one and one-half percent (1 ½ %) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

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SECTION 9          DURATION AND TERMINATION

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

9.02.01.	This Agreement may be terminated by any party giving at least ninety days prior notice in writing to the other party if at anytime the other party has been first (i) notified in writing that such party has materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice has not remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.	If the Administrator is unable to successfully convert the Trust to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Trust Data, the Administrator shall have the right to terminate this Agreement upon written notice and such termination shall be effective upon the date set forth in such notice.

9.02.03.	This Agreement may be terminated by any party giving forty-five-days' notice in writing to the other party prior to the "liquidation" of the Trust. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which substantially all of the assets of the Trust are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the Trust. A termination pursuant to this Section 9.02.03 will be effective as of the date of such liquidation.

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9.02.04.	Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Trust or any affiliate (as defined in the 1940 Act) of the Trust that causes it to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such deconversion, the Trust shall pay to the Administrator (1) all fees and other costs as set forth in Schedule II as if the Administrator had continued providing Services until the expiration of the then current term and calculated based upon the assets of the Trust on the date notice of termination in accordance with this Section was given and (2) all fees and expenses previously waived by the Administrator at any time during the term of the Agreement. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.	In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its reasonable collection expenses, costs and fees shall be paid by the Trust, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

SECTION 10          CONFLICTS OF INTEREST

10.01	Non-Exclusive. The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Trust or Person acting on the Trust’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.	an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

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10.02.02.	an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of Trust;

10.02.03.	an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.	an Interested Party from contracting or entering into any financial, banking or other transaction with Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm's length.

SECTION 11          Confidentiality; PERSONAL DATA

11.01	Confidential Information. The Administrator and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder, provided, however, that nothing herein shall limit the Administrator’s ability to collect and use Aggregated Data related to the Services hereunder for the purpose of monitoring the performance, operation or security of Administrator’s systems or monitoring, enhancing and creating new services. For the avoidance of doubt, such Aggregated Data will not reveal or be capable of revealing the identity of the Trust or any shareholder in the Trust to any third party. Such Aggregated Data shall not, in any circumstances, be used directly or indirectly to reverse engineer the Fund, the General Partner or the Investment Manager's investment strategies, other than to the Administrator’s permitted third party contractors who are involved in the compilation of the Aggregated Data and who need to know such information for purposes of such compilation. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

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The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, the Trust’s portfolio, trading or position information, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02	Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03	Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04	Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

11.05	Data Protection. In processing any Personal Data provided by the Trust, its directors, Investment Adviser, members, partners, agents and / or Interest holders and prospective Interest holders (the “Relevant Data”) on behalf of the Trust for the purposes of performing the Services under this Agreement, the Administrator shall comply with the following in relation to such Relevant Data:

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11.05.01.	process the Relevant Data only for the purposes of acting in accordance with the terms and conditions of this Agreement, or otherwise in accordance with the documented instructions of the Trust, and not for any other purpose, unless required to do so under applicable law to which the Administrator is subject;

11.05.02.	ensure that any persons authorized to process the Relevant Data by it (including its employees, contractors, agents and sub-processors) have agreed to comply with appropriate obligations of confidentiality;

11.05.03.	implement appropriate technical and organizational security measures designed to protect against (i) unauthorized access to, (ii) unauthorized or unlawful alteration, disclosure, destruction or other unauthorized or unlawful processing of, (iii) accidental loss or destruction of, or (iv) damage to, the Relevant Data;

11.06	Responding to Personal Data Requests. Administrator shall reasonably assist the Trust as necessary to respond to Interest holder requests to exercise rights under applicable data protection laws (e.g. the General Data Protection Regulation, Cayman Islands Data Protection Law 2017, California Consumer Privacy Act) To allow the Trust’s compliance with applicable deadlines under applicable data protection laws, the Administrator shall give timely notice to the Trust upon receipt of a request from an individual in respect of their Personal Data, and will not respond to any such request until Administrator receives documented instructions from the Trust, or as required by applicable law, in which case Administrator shall to the extent permitted, inform the Trust of that legal requirement, giving as much notice as possible before responding to the request.

11.07	Personal Data Breach Notification. To allow the Trust’s compliance with applicable deadlines under data protection laws, the Administrator shall give timely notice to the Trust, without undue delay, and in compliance with applicable law, upon becoming aware of a Personal Data Breach affecting any of the Trust’s Relevant Data, providing sufficient information as necessary to allow the Trust to meet any obligations to assess impact, report or inform of the Personal Data Breach under applicable data protection laws.

11.08	Personal Data Sub-processing. The Administrator may engage a third party (a “Sub-Processor”) to carry out processing activities on any Relevant Data, provided that the Administrator shall ensure that at least the same data protection obligations as set out in Section 11.05 through Section 11.10 hereunder are imposed on that Sub-Processor by way of a written agreement. The Trust acknowledges and agrees that Administrator may utilize cloud service providers to carry out processing of Relevant Data under this Agreement. If necessary for the Trust’s compliance with applicable data protection laws, the relevant written agreement must also contain terms ensuring adequate safeguards for international transfers of personal data (for example, by including terms replicating the rights and obligations contained in the EU "standard contractual clauses" pursuant to Regulation (EU) 2016/679).

11.09	Relevant Data Processing Inspections. No more often than once per calendar year the Trust may, at its own expense, initiate an inspection of Administrator relating to Administrator’s processing of the Relevant Data in compliance with the terms of this Agreement. Any such inspection shall be conducted so as to not unreasonably interfere with the Administrator’s normal business operations, and shall be conducted upon reasonable advance notice. In connection with any inspection, Administrator shall, subject to compliance with its data security policies, provide the Trust with access to all records and information related to Administrator’s compliance with this Agreement in the processing of Relevant Data. Such review and inspection may be conducted only by the Trust, or Investment Adviser’s internal audit staff or external auditors (provided such external auditors are members of a nationally recognized audit firm). Administrator will reasonably assist, support, and cooperate with such inspections at no additional cost.

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11.10	Return of Relevant Data. Upon termination of the Administration Agreement, the Administrator shall delete or return to the Trust, as the Trust instructs, all Relevant Data under the control of the Administrator or any of its agents or delegates, unless required otherwise by applicable law.

11.11	Notwithstanding the foregoing, the Trust acknowledges and agrees that the Administrator may collect, use and process certain Relevant Data relating to the Trust solely for Administrator’s own legitimated business purposes and to comply with its own legal obligations, including Regulations as described in Section 13.12. Such collection and use is separate and distinct from any processing the Administrator may perform on behalf of the Trust in connection with the Services. Administrator shall process such Relevant Data in accordance with applicable data privacy laws and its publicly available privacy policy.

SECTION 12          RECORDS

12.01	Certain Records. The Administrator will maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to any laws applicable to Administrator or at the reasonable request of the Trust, will be prepared or maintained at the expense of the Administrator, but will be the property of the Trust and, subject to Section 12.03 hereof, such records must be made available to or surrendered promptly to the Trust upon request.

12.02	Inspection. In the case of any request or demand for the inspection of such records by another party, the Administrator must notify the Trust and follow the Trust’s written instructions as to permitting or refusing such inspection; provided that the Administrator may allow such inspection by another party (i) as required by court order, or by legally binding discovery request, or regulatory or criminal investigation, without obtaining the Trust’s written permission, but to the extent legally permissible, having notified the Trust or (ii) after prior written notification to. and approval in writing by the Trust, which approval shall not be unreasonably withheld.

12.03	Surrender of Records. For purposes of clarity, the Administrator's obligation to surrender records to the Trust pursuant to this Section 12 will be effective at all times, regardless of any dispute with, or alleged breach by, the Trust under this Agreement. The Administrator may not raise any breach of this Agreement by the Trust, or any other claim by the Administrator against the Trust as a defense or impediment to the Administrator's obligation to surrender records to the Trust pursuant to this Section 12.

SECTION 13          Miscellaneous provisions

13.01	Internet Access. Data and information may be made electronically accessible to the Trust, its Investment Adviser, advisers/sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). Except with respect to Trust Data and any other Confidential Information disclosed by the Trust to the Administrator, as between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). The Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by the Trust or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

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13.02	Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of the Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of the Trust. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

13.03	Assignment; Binding Effect. Neither the Administrator nor the Trust (in such capacity, an “Assigning Party”) may assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Assigning Party’s obligations hereunder, without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Upon notice to the Trust, the Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

13.04	Agreement for Sole Benefit of the Administrator and the Trust. This Agreement is for the sole and exclusive benefit of the Administrator and the Trust and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Trust or (ii) the Investment Adviser. The clients or customers of the Administrator or the Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement.

13.05	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Courts for the Eastern District of Pennsylvania for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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13.06	Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

13.07	Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 13.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 13.06.

13.08	Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager. Notices to the Trust shall be sent to the persons specified in Schedule III.

13.09	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

13.10	Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

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13.11	Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

13.12	Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that the Trust may rely upon in connection with the Trust’s compliance with applicable laws, policies and Regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). The Administrator represents and warrants that all subscriptions and redemptions, and related anti-money laundering services, with respect to, and on behalf of, the Trust shall be administered by the Administrator subject to the Regulations and that the Administrator maintains anti-money laundering policies and procedures on behalf of the Trust in accordance with the Regulations, including internal control procedures that require the Administrator to develop, maintain, assess and test anti-money laundering compliance systems and controls and report suspicious activity ("Internal Controls"). The Trust and the Administrator agree that the Trust shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Trust under this Agreement that the Administrator is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, the Trust acknowledges that the Administrator is authorized to return an investor’s Investment in the Trust and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations. The Administrator hereby agrees that the Trust shall be relying on the maintenance of the Internal Controls by the Administrator and that it shall, upon reasonable request, certify to the Trust that the Administrator's policies and procedures are in compliance with the Regulations applicable to it and whether or not the Administrator is aware of any activities on the part of the Trust or its investors which lead the Administrator to suspect a violation of applicable law or the Regulations.

13.13	Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; pandemic; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

13.14	Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. The Trust may during the term of this Agreement from time to time make reasonable requests to review a detailed summary of the Administrator's plan for recovery from equipment failure, provided that such requests do not occur more than once in any given year during the term of the Agreement.

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13.15	Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, without the Administrator’s consent, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement that to the Trust’s knowledge, was actively engaged in providing services to the Trust as accounting director, accounting supervisor, accounting manager, accounting senior analyst, or investor servicing manager, or investor servicing supervisor pursuant to this Agreement. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements, candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 13.15, contact by a search firm that has not been directed by the Trust to contact such employee, or former employees of the Administrator that have been terminated by the administrator prior to commencement of employment discussions between the Trust and such former employee.

13.16	Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

13.17	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

13.18	Publicity. Except to the extent required by applicable Law, neither the Administrator nor the Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder without the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

13.19	Third Party Systems. The Administrator may make data and information, whether produced by the Administrator or received from third parties, electronically accessible to the Trust, the Investment Adviser, the Trust’s sub-adviser(s), its Interest holders or any third party designated by the Trust, via a Third Party System. Additionally, the Administrator may be asked by the Trust or its Investment Adviser to retrieve Trust Data from a Third Party System. The Trust shall be responsible for ensuring that the Administrator receives timely access to any Third Party Systems requested to obtain Trust Data or to deliver any Services, at no cost to the Administrator. The Trust acknowledges that the Administrator has no responsibility for the adequate protection of Trust Data or any other data when in transit to or from, or stored within, a Third Party System. The Trust agrees that a Third Party System, and the provider of any such Third Party System, shall not be deemed a subprocessor or subcontractor of the Administrator for purposes of any data protection or privacy laws. In the event of a data security incident in relation to Trust Data or other data transferred between the Administrator and a Third Party System, the Trust agrees to reasonably assist the Administrator in mitigating and resolving such data security incident with the provider of the Third Party System.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:	TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES	SCHRODERS CAPITAL PRIVATE OPPORTUNITIES FUND

By:	By: SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.,
Name:	its INVESTMENT ADVISER
Title:
By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE I

List of Services

I.	PORTFOLIO ACCOUNTING SERVICES

Portfolio Accounting Services	Administrator Services	Responsibility of the Trust or its Delegate
Trade Capture

•      Set up and maintain securities in the Administrator’s portfolio accounting system

•      Pre-process trade files for automated trade processing, if applicable

•      Record trade activity in the portfolio accounting system on a daily basis as reported by the Investment Adviser or sub-adviser

•      Provide trade activity details in electronic format, on a daily basis

•      Provide security master details for private investments

•      Notify the Administrator prior to any contemplated changes in the format, timing, delivery or content of trade files

•      Provide a daily operations contact person to whom the Administrator should direct queries on trade activity

Income Accruals

•      Calculate, accrue and verify interest and amortization accruals for fixed income instruments for each estimate or valuation date

•      Update accounting system to reflect rate changes on variable interest rate instruments

• Provide details of rate changes on private debt variable interest rate instruments
Receivables and Payables

•      Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by Trust or its Investment Adviser;

Corporate Action Activity Processing

•      Independently apply corporate actions to securities held in the portfolio on a daily basis via standard 3rd party independent pricing agents, when available, for each valuation date

•      Process mandatory/involuntary corporate actions based upon data received from market data provider(s), prime brokers, and or custodians.

•      Process all non-mandatory asset servicing events received from the Investment Adviser with prime brokers, and or custodians.

•      Assist administrator to help ensure all corporate actions for private investments were received timely by the administrator

•      Notify Administrator of non-mandatory/voluntary corporate actions that should be submitted.

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Reconciliation

•      Prepare daily (or as frequent as practicable) reconciliations on transactions, cash and positions to Prime Broker, Custodian, or OTC Counterparty and Investment Adviser or sub-adviser (Triangular reconciliation);

Security Valuations

•      Obtain portfolio security valuations from appropriate sources consistent with Trust's pricing and valuation policies, and calculate net asset value of the Trust and each Class;

•      In the event that the Investment Adviser does not provide a timely value for the Trust or security, the Administrator will make a commercially reasonable inquiry to the Investment Adviser and any applicable sub-adviser to obtain the value, as more fully described in Section 6.

•      Provide broker quotes and adviser supplied prices on a daily basis in electronic format, if applicable.

•      Monitor for significant events that may materially impact valuations of private investments, and provide fair value recommendation, if necessary.

•      Provide write-up to fair valuation committee for adviser recommendations of fair valued securities.

Yields, Total Return, Expense Ratios, Turnover, Average Dollar-weighted Maturity	• Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

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II.	FUND ACCOUNTING SERVICES

Fund Accounting Services	Administrator Services	Responsibility of the Trust or its Delegate
Accounting books and records	• Maintain the Trust's accounting books and records
Income and Expenses	• Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;	• Assist administrator to help ensure all distribution notices were received timely from the underlying private funds
Income and Expenses	• Prepare and provide monthly allocations of income and expenses, allocate new issue income to appropriate Classes and calculation of management fees by Class.
Expenses	• Accrue expenses of the Trust according to instructions received from the Trust's treasurer or other authorized representative (including officers of the Trust's Investment Adviser);	• Review and approve annual expense budget. Review and approve proposed changes to the expense budget accruals, as deemed necessary.
NAV Calculation (Dealing NAV)	• Calculate the net asset value (“NAV”) of the Trust and for each Class and series of shares outstanding and each investor capital account, as applicable in accordance with the Trust's legal operating terms for each valuation date
Income and Capital Gains Distributions	• Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

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III.	REGULATORY AND COMPLIANCE SUPPORT SERVICES

Regulatory and Compliance Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Financial Statements and Regulatory Reporting

•      Prepare the Trust's financial statements for review by Trust management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-CEN, N-PORT, N-Q, N-CSR and N-PX, annual fidelity bond, provide Fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file annual fidelity bond, Forms N-CEN, N-PORT, N-Q, N-CSR and N-PX and annual/semi-annual reports via EDGAR;

• Review Trust's financial statements.
Regulatory Matters

•      Provide consultation to the Trust on regulatory matters relating to the operation of Trust as requested and coordinate with Trust's legal counsel regarding such matters;

•      Prepare and file the Trust’s fidelity bond coverage on Form 40-17(g)

• Fully cooperate with request from government regulators.
Regulatory Examinations

•      Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

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State Registration	• Coordinate as necessary the registration or qualification of shares of the Trust with appropriate state securities authorities if applicable;	• Provide list of states for registration.
Compliance	• On a T+2 post-trade basis and based on the information available to the Administrator, periodically monitor the portfolios of the Trust for compliance with applicable limitations as set forth in the Trust's then current Prospectuses or Statements of Additional Information (this provision shall not relieve Trust's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis).	• Primary day-to-day responsibility for assuring compliance, including on a pre-trade basis.

IV.	THIRD PARTY REPORTING SERVICES

Third Party Reporting Services	Administrator Services	Responsibility of the Trust or its Delegate
Registration Statements and Proxies	• Provide performance, financial and expense information for registration statements and proxies; • Review Registration Statement and Proxy statements.	• Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.
Third Party Reporting

•      Communicate periodic net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

• Provide written instruction to the Administrator in order to distribute Trust NAVs or other requested financial information to a 3rd party.
Additional Reports

•      Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of a Trust or its Investment Adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

V.	ADMINISTRATION SERVICES

Administration Services	Administrator Services	Responsibility of the Trust or its Delegate
Performance	• Provide performance reporting data to Trust and its Investment Adviser;
Proxies	• Manage the Trust's proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;	• Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.

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Fund Officers	• Provide individuals to serve as officers of the Trust, as requested;
Accounting Officer	• Provide principal financial officer (i.e. CFO or Treasurer) for purposes of Sarbanes-Oxley and Section 32(b) of the 1940 Act;
Registration Statements and Proxies	• Coordinate with the Trust's counsel on filing of the Trust's registration statements and proxy statements, and coordinate printing and delivery of Trust’s prospectuses and proxy statements;	• Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.
Board Materials	• Provide such fund accounting and financial reports in connection with quarterly Board meetings as the boards of trustees may reasonably request;	• Provide the request for information in a specified format and/or participation in a timely manner prior to such Board meeting
Board Meetings	• Coordinate the Trust's board of trustees’ schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);	• Attendance by representative of the Investment Adviser and/or sub-adviser in person is anticipated at least once a year, in connection with the renewal of the advisory agreement.
Board Meetings	• Manage the preparation for and conducting of Board meetings and Board committee meetings by (i) coordinating board of trustees/committee book production and distribution process, (ii) subject to review and approval by the Trust and their counsel, preparing meeting agendas, (iii) preparing the relevant sections of the Board meeting materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and other approvals for and as directed by the Board or the Trust's legal counsel, (v) attending Board meetings, and (vi) performing such other board of trustees/committee meeting functions as shall be agreed by the parties in writing (in this regard, the Trust shall provide the Administrator with notice of regular Board meetings at least six (6) weeks before such Board meeting and as soon as practicable before any special Board meeting);	• Provide required documents (e.g., Investment Adviser and sub-adviser presentation, 15(c) questionnaire responses, Investment Adviser compliance materials, etc.) for Board meeting

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Policies and Procedures	• Assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;
Legal	• Act as liaison to legal counsel to the Trust and, where applicable, to legal counsel to Trust's independent trustees;
Fund Structure

•      Provide consulting with respect to the ongoing design, development and operation of the Trust, including new Classes and/or load structures and financing, as well as changes to investment objectives and policies for the Trust;

•      Provide instructions with respect to the ongoing design, development and operation of the Trust, including new Share classes and/or load structures and financing, as well as changes to investment objectives and policies for the Trust;

Additional Services

•      Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

Business Continuity and Disaster Recovery Services	• Maintain a business continuity and disaster recovery plan for the Administrator’s operations, systems hardware, software and data

VI.	AUDIT AND TAX SUPPORT SERVICES

Audit and Tax Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Subchapter M	• Perform Subchapter M related tests as required by the Internal Revenue Code with respect to status as a regulated investment company	• Review subchapter M tests.
Federal and State Tax Returns

•      Co-ordinate with an external accounting firm to prepare and file federal, state and local income and excise tax returns (including extensions) for the Trust other than those required to be prepared and filed by the Trust's transfer agent or custodian.  The cost will be a Trust level expense.

1099s	• Prepare for review by Trust management and independent tax advisor data for year-end 1099’s and supplemental tax letters;	• Review and approve data for year-end 1099's and supplemental tax letters.
ASC 740

•      Assist on ASC 740 monitoring and analysis for financial statement disclosure, if necessary.

•      Prepare with assistance from Trust Counsel or other relevant tax professional any technical ASC 740 required memorandum or tax opinion on uncertain tax positions

•      The cost will be a Trust level expense.

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Excise Tax

•      Assist in computation of excise tax distribution requirement and its related tax liability.

•      Engage third party tax professional to prepare excise tax return including extension.

•      Coordinate with third party engaged by the Trust to prepare excise tax return, including extension The cost will be a Trust level expense.

• Review and approve the computations.
Audit

•      Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the independent public accountants of the Trust in connection with the preparation of any audit or report requested by Trust, including the provision of a conference room at the Administrator’s location if necessary (in this regard, Trust's independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business).

VII.	ONLINE REPORTING SOLUTIONS

SEI Manager Dashboard	Administrator Services	Responsibility of the Trust or its Delegate
Implementation

•      Aggregate and consolidate data from source systems based upon service levels of outsourcing agreement with SEI

•      Provide web-based reporting to Investment Adviser and sub-adviser access to Trust, position, and transaction data from source systems

•      Provide flexible reporting tool which allows users to customize reports

•      Provide online document retrieval tool via the SEI manager dashboard

•      Set up and configure Investment Adviser users and provide training

• Provide users and their permissions to be set-up • Provide requirements for initial configuration

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Production	• Create and maintain users and entitlements on the website • Maintain daily controls and reconciliation of data loaded to the data warehouse from the source systems	• Provide any ongoing user permission changes or new user setups

VIII.	REGULATORY AND COMPLIANCE SUPPORT SERVICES

Regulatory and Compliance Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Registered Fund Support Services

•      Supporting annual prospectus updates for the Trust required under the Securities Act of 1933;

•      Assisting the Trust in certain filings required under the Securities Exchange Act of 1934;

•      Supporting the Board of Trustee’s annual review of the Distribution Agreement between SEI Investments Distribution Co. and the Trust;

•      Facilitating reviews of Trust regulatory materials and filings;

•      Review relevant materials.  Provide information as requested by Administrator, including without limitation as to the Investment Adviser, portfolio managers, investment strategy;

•      Provide requested documents for Board of Trustees meeting;

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Schedule II

Schedule of Fees

I.	Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement. The Trust will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

A.	Asset Based Fees (calculated and assessed monthly, in arrears, based on the aggregate net assets of the Trust as of month end):

Basis Points	Trust Assets
10.0	First $500 Million in net assets
8.0	Next $500 Million in net assets
7.0	Net assets in excess of $1 Billion

B.	Annual Minimum Fee (calculated and assessed on a monthly basis):

$125,000 per annum

II.	Additional Fees: (payable in addition to the Administration and Accounting Fee) (calculated and assessed on a monthly basis)

Additional Class Fees:

$15,000 per annum per class (in addition to the first class)

New Sub-Adviser Fee

An additional one-time fee of $20,000 for services provided by Administrator in assisting and coordinating the launch of each unique new sub-adviser beyond the first sub-adviser for which no additional fee shall apply (services inclusive of board meeting preparation and materials review, operational setup and training).

N-Port & N-Cen

$12,000 per annum

Implementation/ Conversion Fee:

A one-time implementation fee of $10,000, shall be payable at the start of the implementation process for the Trust.

III.	Expense Reimbursement:

All reasonable out of pocket expenses incurred by the Administrator on behalf of the Trust will be billed to the Trust monthly in arears as set forth in Section 7.02 of this Agreement.

IV.	Assumptions:

Pursuant to Section 8, the foregoing fees are based upon the following assumptions:

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•	Any requests for estimates or ad hoc valuations, custom data extracts or feeds, support in connection with regulatory or investor queries will be billed separately pursuant to a professional services work authorization at the Administrator’s standard rates, and the work related to such requests will not commence until both parties provide approval of the work authorization.

•	The Investment strategy of the Trust shall not materially change from the strategy adopted by the Trust as of the Effective Date of this Agreement.

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Schedule III

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO THE AGREEMENT:

Name of Party or Parties:

Name of Contact:

Address:

Telephone No.:

Facsimile No.:

Email Address:

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